Exhibit 99.1

Contact: Cliff Stebe Chief Financial Officer, 636.916.2151

FOR IMMEDIATE RELEASE

LMI Aerospace, Inc. Announces Second Quarter 2014 Results

ST. LOUIS, August 7, 2014 -- LMI Aerospace, Inc. (Nasdaq:LMIA), a leading provider of design engineering services and supplier of structural assemblies, kits and components to the aerospace and defense markets, today announced its financial results for the second quarter ended June 30, 2014.

Second Quarter 2014 Highlights

•	Net sales of $105.9 million for the second quarter of 2014, compared to net sales of $95.8 million for the first quarter of 2014 and $105.5 million for the second quarter of 2013

•	Completed cost reduction initiatives projected to generate over $10.0 million in future recurring annual savings

•	Generated $4.9 million of operating cash flow in the second quarter of 2014

•	Adjusted EBITDA of $12.1 million for the quarter, improved from $10.2 million in the first quarter of 2014

•	Successfully closed on a new debt structure, providing significant financial flexibility

•	Won new work statements on the Boeing 787 and 737 MAX platforms

Second Quarter Results

For the second quarter 2014, net sales were $105.9 million, compared to $105.5 million in the second quarter of 2013.  A net loss of $7.4 million, or $0.58 per diluted share, was realized in the second quarter of 2014, compared to net income of $4.7 million, or $0.37 per diluted share, in the second quarter of 2013.  Second quarter 2014 results included a $9.1 million charge related to debt refinancing, $1.1 million for restructuring, $0.5 million in environmental expenses and $0.2 million in integration expenses. Pre-tax income for the second quarter of 2014, excluding non-recurring, unusual items was $1.8 million, compared to $0.3 million in the first quarter of 2014 and $3.8 million in the second quarter of 2013. The second quarter of 2014 also included a discrete income tax benefit of $2.5 million. Diluted earnings per share, excluding the impact of non-recurring, unusual items, was $0.13 in the second quarter of 2014.

"We are extremely pleased with what has been accomplished in my first few months at LMI.  We have signed four long-term contracts with our customers and we have won new work on the Boeing 787 and 737 MAX platforms,"  said Dan Korte, Chief Executive Officer of LMI Aerospace, Inc. "We have also received orders for fourteen 767 wing modification kits over current demand levels, which should generate $2.5 million of revenue later in 2014."

"In addition, we refinanced our credit facility with the issuance of $250 million in high-yield notes and modified our revolving credit agreement which now provides for a credit facility of up to $90 million. Our new debt structure provides us the financial flexibility that we believe will permit us to achieve our long-range strategic goals.  We have taken actions that we believe will result in over $10.0 million in recurring annual costs savings. We are continuing to identify and implement additional cost savings initiatives.  Further, the company is on track to complete our refined strategy and operations plan later this year.  The Company has also hired Joseph DeMartino as our new Chief Operating Officer, directing the Aerostructures segment.  Overall, we could not be more pleased with the energy, ideas and execution demonstrated in our organization as we move forward to grow LMI," Korte said.

Aerostructures Segment

	Q2		Q2
Net Sales ($ in millions)	2014	% of Total	2013	% of Total

Large commercial aircraft	$42.9	48.5%	$41.3	48.7%
Corporate and regional aircraft	27.2	30.7%	22.7	26.8%
Military	11.7	13.2%	14.0	16.5%
Other	6.7	7.6%	6.8	8.0%
Total	$88.5	100.0%	$84.8	100.0%

Aerostructures revenue increased 4.4 percent from $84.8 million in the second quarter of 2013 to $88.5 million in the second quarter of 2014, driven primarily by growth in our sales in both corporate and regional and large commercial aircraft, partially offset by a decrease in sales in our military programs.

Net sales of large commercial aircraft products increased 3.9 percent during the second quarter of 2014. Growth in the Boeing 737 and 787 platforms contributed increases of $3.0 million and $2.0 million over the prior year quarter. These increases were partially offset by decreases in the sale of Boeing 767 wing modification products and Boeing 747 platform of $1.6 million and $2.4 million, respectively. Our largest sector growth was the $4.5 million for corporate and regional aircraft, which was primarily due to increased tooling revenue related to a development program of $2.0 million in addition to a $2.0 million increase in revenues on the Gulfstream G650 aircraft. Net sales of military products declined $1.5 million due to lower demand on the Black Hawk program.

The segment generated gross profit of $15.9 million, or 18.0 percent of net sales, in the second quarter of 2014 versus $19.1 million, or 22.5 percent of net sales, in the second quarter of 2013.  Increased tooling revenue at low margins contributed to the decline in gross profit margin. Additionally, unfavorable product sales mix and lower production levels adversely impacted gross profit in the quarter.

Selling, general and administrative expenses were $12.7 million in the second quarter of 2014 versus $3.4 million in the second quarter of 2013. The difference in selling, general and administrative expenses year over year was primarily related to a favorable one-time write off of a contingent consideration liability of $8.0 million in the second quarter of 2013. The second quarter of 2014 included restructuring charges of $1.1 million and environmental expenses of $0.5 million. Excluding these unusual costs, selling, general and administrative expenses would have declined $0.2 million in the second quarter of 2014 versus the prior-year period.

Engineering Services Segment

	Q2		Q2
Net Sales ($ in millions)	2014	% of Total	2013	% of Total

Large commercial aircraft	$8.6	48.3%	$9.0	41.9%
Corporate and regional aircraft	5.1	28.7%	4.4	20.5%
Military	2.1	11.8%	4.6	21.4%
Other	2.0	11.2%	3.5	16.2%
Total	$17.8	100.0%	$21.5	100.0%

Engineering Services revenue decreased 17.2 percent from $21.5 million in the second quarter of 2013 to $17.8 million in the second quarter of 2014, driven primarily by reductions in sales in our military and other programs.

Net sales for large commercial aircraft declined $0.4 million from the prior year quarter, as a result of a decline of $1.5 million in revenues on the Nacelle program, partially offset by increases in maintenance, repair, and overhaul revenue of $0.8 million. Net sales of services related to corporate and regional aircraft increased 15.9 percent, primarily related to support of the Bombardier L-85 program. Net sales of services for military programs were down $2.5 million versus the prior year quarter due to the maturation of the Boeing Tanker program. Net sales related to design and delivery of tooling on various programs supporting commercial aircraft were down $1.5 million primarily attributable to a reduction in tooling sales to Boeing.

Gross profit for the segment was $3.2 million, or 18.0 percent of net sales, for the second quarter of 2014, compared to $2.6 million, or 12.1 percent of net sales, for the prior year quarter.  Although we had lower sales in the second quarter of 2014, our gross profit margin improved from the prior year period due to a $1.2 million negative cumulative catch-up adjustment on long-term contracts that we recorded in the second quarter of 2013.

Selling, general and administrative expenses for the segment decreased from $6.9 million in the second quarter of 2013 to $2.2 million in the second quarter of 2014. The difference is primarily attributable to a one-time intangible asset impairment write-off of $4.2 million recognized in the second quarter of 2013. Cost reduction activities have contributed to the remaining $0.5 million decrease in selling, general, and administrative expense.

Non-Segment

Interest expense increased $9.6 million in the second quarter of 2014 compared to the second quarter of 2013. The increase in interest expense is primarily due to a $9.1 million write-off of debt financing costs related to the termination of the Company's long term credit agreement and the modification of the Company's revolving credit agreement during the quarter ended June 30, 2014.

The Company recognized an income tax benefit for the three months ended June 30, 2014 of $1.8 million, largely related to an income tax carry back.

The company generated cash flow from operations of $4.9 million in the second quarter of 2014 and funded capital expenditures of $2.9 million, resulting in positive free cash flow of $2.0 million.

Backlog at June 30, 2014, was $408.9 million compared to $421.0 million at June 30, 2013 due to timing of customer orders.

Financial Outlook for 2014

As previously announced, the company is conducting a thorough review of its strategy and operations, and as a result, will not be providing guidance at this time.

Conference Call and Webcast Information

In connection with this release and as previously announced, LMI will hold a conference call today, August 7, 2014, at 9:00 A.M., CDT. LMI Chief Executive Officer Daniel G. Korte and Chief Financial Officer Cliff C. Stebe, Jr. will host the call. To participate in the call, please dial 866-307-3343 approximately five minutes before the conference call time stated above.

A live webcast of the call can be accessed directly from LMI Aerospace website at http://ir.lmiaerospace.com/events.cfm and clicking on the appropriate link. A recording of the call will be available for a limited time on the company's website upon completion of the call.

About LMI Aerospace

LMI Aerospace, Inc. (“LMI”) is a leading supplier of structural assemblies, kits and components and provider of design engineering services to the aerospace and defense markets.  Through its Aerostructures segment, LMI primarily fabricates, machines, finishes, integrates, assembles and kits formed close tolerance aluminum, specialty alloy and composite components and higher level assemblies for use by the aerospace and defense industries. It manufactures more than 40,000 products for integration into a variety of aircraft platforms manufactured by leading original equipment manufacturers and Tier 1 aerospace suppliers. Through its Engineering Services segment, LMI provides a complete range of design, engineering and program management services, supporting aircraft product lifecycles from conceptual design, analysis and certification through production support, fleet support and service life extensions via a complete turnkey engineering solution.

Cautionary Statements Regarding Forward-Looking Statements

This news release includes forward-looking statements, including statements related to LMI's outlook for 2014 and beyond, and other statements based on current management expectations, estimates and projections.  Such forward-looking statements are not guarantees and are inherently subject to various risks and uncertainties that could cause actual results and events differ materially from the forward-looking statements. These risks and uncertainties include, among other things, difficulties continuing to integrate Valent, less than expected reductions in cost, managing the increased leverage resulting from our notes and revolving credit facility, and complying with debt covenants with respect to such indebtedness, as well as those Risk Factors detailed in the company's Annual Report on Form 10-K for the year ended December 31, 2013, and any risk factors set forth in our other filings with the Securities and Exchange Commission. The forward-looking statements included in this document are only made as of the date of this document and we disclaim any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances.

LMI Aerospace, Inc.
Condensed Consolidated Balance Sheets
(Amounts in thousands, except share and per share data)
(Unaudited)

	June 30,	December 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$1,761	$1,572
Trade accounts receivable, net	73,073	72,853
Inventories	108,842	113,178
Prepaid expenses and other current assets	6,493	4,411
Deferred income taxes	3,228	2,693
Total current assets	193,397	194,707

Property, plant and equipment, net	101,825	103,375
Goodwill	113,223	113,223
Intangible assets, net	53,203	55,465
Other assets	11,583	13,281
Total assets	$473,231	$480,051

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$18,951	$19,388
Accrued expenses	19,844	19,082
Current installments of long-term debt and capital lease obligations	3,121	5,242
Total current liabilities	41,916	43,712

Long-term debt and capital lease obligations, less current installments	286,323	285,369
Other long-term liabilities	3,055	3,915
Deferred income taxes	3,797	2,911
Total long-term liabilities	293,175	292,195

Shareholders’ equity:
Common stock, $0.02 par value per share; authorized 28,000,000 shares; issued 13,049,981 and 12,873,208 shares at June 30, 2014 and December 31, 2013, respectively	261	257
Preferred stock, $0.02 par value per share; authorized 2,000,000 shares; none issued at either date	—	—
Additional paid-in capital	94,191	92,692
Accumulated other comprehensive loss	23	(507)
Treasury stock, at cost, 37,921 and 22,321 shares at June 30, 2014 and December 31, 2013, respectively	(385)	(202)
Retained earnings	44,050	51,904
Total shareholders’ equity	138,140	144,144
Total liabilities and shareholders’ equity	$473,231	$480,051

LMI Aerospace, Inc.
Condensed Consolidated Statements of Comprehensive Income (Loss)
(Amounts in thousands, except share and per share data)(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Sales and service revenue
Product sales	$87,172	$83,153	$163,656	$165,267
Service revenue	18,765	22,312	38,032	46,264
Net sales	105,937	105,465	201,688	211,531
Cost of sales and service revenue
Cost of product sales	71,535	63,592	133,635	128,730
Cost of service revenue	15,268	20,032	31,458	40,906
Cost of sales	86,803	83,624	165,093	169,636
Gross profit	19,134	21,841	36,595	41,895

Selling, general and administrative expenses	13,810	14,098	27,154	28,079
Contingent consideration write-off	—	(7,950)	—	(7,950)
Intangible asset impairment	—	4,222	—	4,222
Restructuring expense	1,095	—	1,523	—
Income from operations	4,229	11,471	7,918	17,544

Other (expense) income:
Interest expense	(13,595)	(4,044)	(17,854)	(8,157)
Other, net	168	(80)	280	400
Total other expense	(13,427)	(4,124)	(17,574)	(7,757)

(Loss) income before income taxes	(9,198)	7,347	(9,656)	9,787
(Benefit) provision for income taxes	(1,787)	2,683	(1,803)	3,286

Net (loss) income	(7,411)	4,664	(7,853)	6,501
Other comprehensive loss:
Change in foreign currency translation adjustment	50	(15)	94	(137)
Reclassification adjustment for losses on interest rate hedges included in net earnings, net of tax of $205, $0, $157 and $0	360	—	278	—
Unrealized gain/(loss) arising during period from interest rate hedges, net of tax of $0, $89, $0 and ($5)	—	151	—	(10)
Total comprehensive (loss) income	$(7,001)	$4,800	$(7,481)	$6,354

Amounts per common share:
Net (loss) income per common share	$(0.58)	$0.37	$(0.62)	$0.52

Net (loss) income per common share assuming dilution	$(0.58)	$0.37	$(0.62)	$0.51

Weighted average common shares outstanding	12,709,014	12,612,389	12,686,541	12,597,381

Weighted average dilutive common shares outstanding	12,709,014	12,720,372	12,686,541	12,697,947

LMI Aerospace, Inc.
Condensed Consolidated Statements of Cash Flows
(Amounts in thousands)
(Unaudited)

	Six Months Ended
	June 30,
	2014	2013
Operating activities:
Net (loss) income	$(7,853)	$6,501
Adjustments to reconcile net (loss) income to net cash provided (used) by operating activities:
Depreciation and amortization	11,004	9,734
Contingent consideration write-off	—	(7,950)
Deferred taxes	(210)	2,915
Intangible asset impairment	—	4,222
Restricted stock compensation	676	753
Debt issuance cost write-off	8,340	—
Payments to settle interest rate derivatives	(793)	—
Other noncash items	(166)	(174)
Changes in operating assets and liabilities:
Accounts receivable	(151)	(17,614)
Inventories	4,336	(14,691)
Prepaid expenses and other assets	1,507	(263)
Current income taxes	(1,762)	545
Accounts payable	(817)	(4,580)
Accrued expenses	829	3,033
Net cash provided (used) by operating activities	14,940	(17,569)
Investing activities:
Additions to property, plant and equipment	(7,785)	(17,873)
Proceeds from sale of property, plant, and equipment	981	1,880
Net cash used by investing activities	(6,804)	(15,993)
Financing activities:
Proceeds from issuance of debt	250,000	6,136
Principal payments on long-term debt and notes payable	(224,227)	(2,376)
Advances on revolving line of credit	52,500	69,500
Payments on revolving line of credit	(79,500)	(41,500)
Payments for debt issuance cost	(6,692)	—
Other, net	(28)	9
Net cash (used) provided by financing activities	(7,947)	31,769
Net increase (decrease) in cash and cash equivalents	189	(1,793)
Cash and cash equivalents, beginning of period	1,572	4,347
Cash and cash equivalents, end of period	$1,761	$2,554
Supplemental disclosure of noncash transactions:
Defined contribution plan funding in company stock	$848	$901

LMI Aerospace, Inc.
Selected Non-GAAP Disclosures
(Amounts in thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

	2014	2013	2014	2013

Non-GAAP Financial Information
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)(1):

Net (loss) income	$(7,411)	$4,664	$(7,853)	$6,501
Income tax (benefit) expense	(1,787)	2,683	(1,803)	3,286
Depreciation and amortization	5,457	4,943	11,004	9,734
Contingent consideration write-off	—	(7,950)	—	(7,950)
Intangible asset impairment	—	4,222	—	4,222
Stock based compensation	540	625	1,022	1,203
Interest expense	13,595	4,044	17,854	8,157
Fair value step up on acquired inventories	—	—	—	2,497
Restructuring expense	1,095	—	1,523	—
Acquisition and integration expense	245	187	493	762
Other, net	326	80	254	(400)
Adjusted EBITDA	$12,060	$13,498	$22,494	$28,012

Free Cash Flow (2):

Net cash provided (used) by operating activities	$4,925	$(7,107)	$14,940	$(17,569)
Less:
Capital expenditures	(2,916)	(5,281)	(7,785)	(17,873)

Free cash flow	$2,009	$(12,388)	$7,155	$(35,442)

1. The Company believes Adjusted EBITDA is a measure important to many investors as an indication of operating performance by the business. We feel this measure provides additional transparency to investors that augments but does not replace the GAAP reporting of net income and provides a good comparative measure. Adjusted EBITDA is not a measure of performance defined by GAAP and should not be used in isolation or as a substitute for the related GAAP measure of net income.

2. The Company believes Free Cash Flow is a measure of the operating cash flow of the Company that is useful to investors. Free Cash Flow is a measure of cash generated by the Company for such purposes as repaying debt or funding acquisitions. Free Cash Flow is not a measure of performance defined by GAAP and should not be used in isolation or as a substitute for the related GAAP measure of cash provided by operating activities.